Exhibit 99.2

Global Power Equipment Group Inc.

Q4 2004 Global Power Equipment Group Inc. Earnings Conference Call

Corporate Participants

Bob Zwerneman - Global Power Equipment Group Inc. - Director of Investor Relations

Larry Edwards - Global Power Equipment Group Inc. - Chairman and CEO

Al Brousseau - Global Power Equipment Group Inc. - President and COO

Jim Wilson - Global Power Equipment Group Inc. - CFO

Operator

Good morning and welcome ladies and gentlemen to the fourth quarter 2004 Global Power Equipment earnings conference call.

[Operator Instructions]

It is now my pleasure to introduce Bob Zwerneman, Director of Investor Relations for Global Power Equipment Group. Please go ahead sir.

Bob Zwerneman, Global Power Equipment Group Inc. - Director of Investor Relations

Thank you Heather, Good morning everyone. I would like to welcome you to Global Power Equipment Group’s fourth quarter 2004 earnings conference call.

Joining me today on this call is Larry Edwards, Global Power Equipment Group’s Chairman and Chief Executive Officer, Al Brousseau, our President and Chief Operating Officer, and Jim Wilson, our Chief Financial Officer.

On the home page of our web site there is a link to a presentation that we will be using this morning. That site is www.globalpower.com. Within that presentation, slide number 2, present our Safe Harbor and Regulation G statements. However, in the interest of time today, we will move straight to our prepared remarks and handle legal statements at the end. So with that I will turn the call over to Larry.

Larry Edwards, Global Power Equipment Group Inc. - Chairman and CEO

Thank you Bob and good morning everyone. Before we address the fourth quarter and fiscal 2004 earnings information, let me comment on my planned retirement later this year, which was announced yesterday afternoon.

After considerable discussion with my family, I have notified our board that I plan to step down as CEO on June 30 of this year. Al Brousseau will be taking over this position and he will Global Power after that date. I will remain as Chairman of the board and will be actively involved with the Company and will assist our sales and operating teams where they need me. I have an agreement in place to provide this assistance to the Company.

My decision to retire is solely for personal reasons. In the 3 months that I have worked with Al Brousseau, I have been impressed with the enthusiastic support that our operating groups have extended to him, as he has become part of our management team. He has quickly grasped every aspect of our operations. Asked the right questions, and worked in a cooperative fashion. I sincerely believe, just as our board believed when they first met Al last year that he has all the right qualities to lead our Company.

His background and experience is in the power business. He has worked over 3 decades in operation and management positions. The first 29 years with combustion engineering in ABB and then almost 5 years at Lockwood Greene. I am certain we have selected the best individual to lead the Company. Let me now turn the call over to Al for some brief comments.

Al Brousseau, Global Power Equipment Group Inc. - President and COO

Thanks Larry for those kind words. Good morning, everyone. I want to first express my gratitude to Larry and the other members of the Global Power management team for their support and assistance since I have come into the organization. Since joining the Company, I have traveled to all our facilities, sat down with the operating teams of each subsidiary, examined our processes and systems, and worked to find the interest to the simple and not so simple questions.

Questions like, how do we currently cost projects? What is the sales process? Have we do our negotiating processes with vendors and manufacturing partners? Understanding our competitive positions, what are we doing exceptionally well, where do we need to improve and become more efficient, how do we reduce our costs further without against sacrificing quality, which in the end wins even more business?

I am working with the Global Power organization to determine what should be the appropriate level of staffing and overhead for an organization that has presenting seeing an upturn in the end user market. While these are basic operating questions that all companies go through, it has quickly helped me gain a better understanding of Global Power Equipment Group and how our senior management approaches the business. So far I am pleased with what I see.

Before agreeing to join this Company, I did my homework and determined that Global Power is well positioned within the power sector with an outstanding reputation for top-notch engineering, a unique manufacturing model that produces quality product, excellence sales, and operating personnel that supports the customer, abroad product line, ability to operate in a diverse market, and a proven ability to respond to changes in the marketplace.

I have been impressed with how the organization keeps its focus on maximizing the bottom line. However, I am challenging the operating groups and our corporate staffs to search for ways to improve that further, and we will. Based on what I learned on my due diligence, I was impressed with what I saw and wanted to join Global Power.

Since coming on board, I have been impressed with the organization, confident that we have good visibility for future opportunities, heartened by the loyal support of our customers, and enthusiastic about the impending acquisition of Williams Industrial Services and the value they will bring.

All in all I believe this Company has a great future. Larry has done a great job leading this company, especially the last couple of years, given a challenging operating environment. Fortunately with Larry remaining as Chairman, he will very accessible if I need his advice and I’m sure I will. And with those I will turn it back to Larry to review the fourth quarter.

Larry Edwards, Global Power Equipment Group Inc. - Chairman and CEO

Thanks Al. When we provided our 2004 earnings guidance in late 2003, we felt that 2004 would likely mark the bottom of the cycle in the markets we serve. At that time, some of the major gas turbine OEMs were not as optimistic as ourselves, but have since taken a more optimistic position. Because of the increase in bid inquiries, that we have regularly spoken about over the past years, we were relatively confident that we would see an upturn in our bookings during the second half of 2004 and that our backlog would rise. Fortunately we were right. Jim will present a slide later that shows our current backlog compared to prior years. I would like to discuss our fourth quarter sales performance and how that impacted our year-end firm backlog. Please turn to slide number 3.

We booked a total of $153 million in new orders during the fourth quarter, bringing our full year bookings to $367 million. That level of bookings is more than twice what we booked in 2003 and the highest since 2001. As good as that was, I want everyone to know that we passed on a $50 million opportunity that did not have the economic benefit that we felt was acceptable.

On a geographic basis, 84% of our fourth quarter bookings came from outside the United States, with Europe accounting for over half of our fourth quarter orders, 2 very large jobs, one for a project in Spain and the other in Holland, produced a combined total of $75 million. We tracked one of these projects for nearly a year and finally received the order during the fourth quarter. We had a great second half in terms of new business. Over 70% of our 2004 new orders were booked in the second half of 2004, and we did not de-book or have to record any canceled jobs in the final quarter.

As a result of our strong bookings, our backlog at the end of 2004 stood at $309 million, which is 73% greater than the level at the end of 2003 and up nearly 50% from just 3 months before. We expect to book at least 2 fairly large products during the current quarter in North America, one of those in Canada and the boilers for the seven-eight project at Calpine and GE have announced to California. The GE-H technology is state of the art in gas turbines and will likely become a major segment within the market. Our hope is to become the preferred supplier for this equipment as orders build in the years ahead.

Based on what we expect a book during the current quarter, and considering our first quarter revenue guidance of between $70 million to $80 million, we should see our backlog rise slightly again at the end of March. We estimate somewhere in the $10 million to $20 million range, possibly more.

Given our current plan to close in early April on the previously announced acquisition of Williams Industrial Services Group or WISG, when we report the second quarter results, we will include WISG and our backlog will rise substantially based on the contracts that they expect to have on their books on June 30. Williams takes a conservative approach to define its current backlogs as firm jobs on the books looking 12 months forward, not the full contract value, which could span several years ahead. Depending on the renewal status of a couple contracts that Williams Industrial expect to settle during the second quarter, WISG will bring somewhere between $70 million to $100 million of incremental backlog to our consolidated backlog and further enhance the predictability of our earnings.

As we reported yesterday in the yesterday press release, as a service business, the gross margins at WISG are below historical averages of Global Power. However, they achieved very good net operating profit levels because of lower operating costs, Jim will speak to the guidance that we provided in our 2005 earnings outlook, which presents the company on a consolidated basis, not separately.

At the end of next week I will be traveling back to Southeast Asia with our sales people to call on customers and check on status of some jobs that we’re pursuing. During the next year I intend to remain active on the sales front of Global Power and work with Al and other members of the company after my retirement.

In closing I would like to take this opportunity to express my thanks to the shareholders that have would stood with us during the market downturn over the past couple of years and believe as we did that the cycle would run its course and it was simply a matter of time before our bookings would improve. I also want to thank every employee of Global Power Equipment Group for their individual contribution to the company and wish them continued success in the years ahead. With that I will turn the call over to Jim.

Jim Wilson, Global Power Equipment Group Inc. - CFO

Thanks Larry and good morning everyone. You would please turn to slide number 4, we will look at some of the highlights of the fourth quarter income statement.

We reported a net loss of 1.9 million for the fourth quarter, resulting in a loss of $0.04 per share versus a profit of 5.1 million or $0.11 per diluted share last year. During the fourth quarter our results include previously announced (inaudible - technical difficulty) approximately 1.4 million or $0.2 per share. These charges were related to employee severance programs and the closure of 2 company owned manufacturing facilities, one in Mexico and one in South Carolina.

During the fourth quarter of 2004, the company was also adversely impacted by charges for unrealized foreign currency hedging exchange losses, additional interest expense on convertible notes, as well as generally higher interest rates and the write-off of debt issuance cost related to refinancing of the senior credit facility, which together totaled slightly over 1.1 million or $0.02 per share.

Revenue for the fourth quarter was 61.8 million, down about 6% from 65.4 million we reported in the fourth quarter of 2003. Our fourth quarter gross margin of 14.9% was half of last year’s margin of 29.8%. This is that the middle of the range we provided during our last call as with the second and third quarters of the year, higher steel costs were primarily responsible for the additional decline in our gross margin.

Like many other manufacturing companies, steel was a significant part of the total cost to goods sold, we have not been able to recover all of the increase in steel costs given the intense competition we’re facing coming out of depressed sales period. Our Deltak China operation contributed approximately $7.5 million of revenue during the fourth quarter, so we were slightly below break- even on an overall basis, it has quickly become a larger portion of our manufacturing base its lower cost profile.

In the yesterdays press release we addressed some of the more significant items that are included in the 4.4 million fourth quarter other operating expenses. These include a) expenses associated with employee severance under the management restructuring program and b) the closure and write-down of the facility where selling in Clinton, South Carolina.

If you turn to slide number 5, you can see our income statement on a year-to-date basis. For the year our revenue of 233.7 million was approximately 30 million below last year or decrease of 11%. However, as I just mentioned, higher steel costs increased our cost to goods sold and resulted in a sharply lower gross margin for 2004 at 16.8% as compared to 27.1% to the prior year.

As I will show you later, this margin is at the lower end of our long-term historical average gross margin and a 170 basis points below the low end of 2004 gross margin guidance we provided over year ago. Due mainly to an unexpected size in steel and steel price increases during 2004. As we mentioned, in our last conference call, higher design engineering costs related to our high level of proposal activity, which did give rise to sharply higher bookings during the fourth quarter, very component of higher G&A costs for the year. However in total we recorded approximately 4.8 million of restructuring charges during 2005.

These are broken down as follows: 3.2 million were related to our management-restructuring program and 1.6 million was related to the consolidation of 2 companies in our Auxiliary power segment and related facilities closures. Costs related to the documentation, testing, and audit of internal control as required by Section 404 of Sarbanes-Oxley were also more than double what we are originally estimated.

Turning to slide number 6, you can see our fourth quarter and year-to-date revenues on a segment and geographic basis compared to last year. As can be seen, the largest portion of our decline of revenue originated in our auxiliary power segment is declined to 11.1 million for the quarter and 27.5 million for the year. Revenue in our heat recovery segment was up 7.5 million for the quarter and down slightly for the full year. United States represented 43% of our fourth quarter revenue and 38% of our fiscal year revenue as compared to 58% and 68% respectively in for the comparable prior year period.

Larry mentioned 86% of our fourth quarter bookings came from outside United States. This clearly illustrates the shift in our business to the international marketplace. Asia and the Middle East combined for more revenue than the United States during 2004. With the 2 projects that Larry mentioned in our fourth quarter bookings, our revenue in Europe should be down nicely during 2005.

Turning to slide number 7, you can see a sharp rise in World steel prices during 2004 and throughout fourth quarter. The doubling of steel prices during the year had a pronounced impact on our gross margin. As already explained over the past year we are taking every possible step to address the impact of higher steel prices, as are our competitors.

Our suppliers have certain components for key inputs, such as thin tooth and stainless steel, have shorten the validity period for both to minimize their own risks. And this requires us to shorten the period we provide to our customers on jobs we offered you. Although we currently do not have at work besides use of course steel prices will head during 2005, MEPS a firm based in England attracts steel prices provides a forecast for a medals has its unit steel prices will peak and eventually decline during the year. We hope this forecast is accurate.

Turning to slide 8, you can see our historical gross margins on a quarterly basis. Fourth quarter gross margin of 14.8% is below the historical range of between 16% to 19% and right in the middle of our fourth quarter expected range of between 14% to 16%. For the first quarter of 2005, you see our gross margins falling slightly further to between 13% to 14% primarily because of higher steel costs that we had not fully accounted for in some of the mortgage we received over the past couple of quarters as well as intense competition for some of the major jobs that we recently received.

To the extent the steel prices virtually retreat during 2005 and beyond and maintain a downward trend, we believe our gross margin will strengthen afterwards and allow us to capture some of the SG&A savings related to our restructuring programs. Incorporating the Williams acquisition on a 12 months pro forma basis as to $130 million annual revenue level we estimated when we announced the deal and hoping all other factors constant every 100 basis point increase in the gross margin for the current segment of Global Power would add approximately $0.05 of earnings per diluted share.

Our full year 2005 earnings estimate that we provided yesterday let me remind everyone that we are only including 9 months of Williams revenue figures, excuse me, revenue in the figures we gave. Besides the Williams revenue we expect to gain again in April. We anticipate our revenues for the current segment will also be up sequentially as we move through the year for us to reach the $440 to $490 million range. We have also included some gain to our base business gross margin during the second half of 2005 as Williams margins generally fall in the 10.5% to 11.5% range.

Please turn to slide number 9 and we revenue our firm backlog. As Larry mentioned earlier we booked 153 million of new orders during the fourth quarter. That figure includes roughly 9 million of orders by Deltak China. The total bookings this is to our firm backlog at the end of December to 309 million, up 91 million over the end of the September and the highest since the third quarter of 2002.

Turning to slide number ten, which is our abbreviated cash flow slide, you can see that we ended the quarter with approximately 99 million in cash, up sharply from September due to the $69 million we raised from the convertible note offering in November. Approximately 74 million of our cash is restricted, 65 million of which is dedicated to the Williams purchase. With the new bookings clearly indicated strengthening market place for us there is one aspect in these recent bookings that will have an impact on our working capital throughout 2005.

Historically advance billings from our HRSG equipment sales has been a source of cash to finance our business. However beginning in the latter part of 2004 and into 2005, payment terms for some of our new HRSG orders have impacted our working capital requirement and will likely require us to borrow on our line of credit. One of the continuing aspects of the new largely HRSG orders is the need to provide our customers a standby letter of credit.

The need for additional borrowing and new standby letters of credit resulting from the rapid growth in our base business along with the pending Williams acquisition coupled with our lower than normal level of EBITDA in 2004 requires us to work with our lenders to examine trend allowance to our new credit facility.

Turning to slide 11, you can see the increase in our debt to cap ratio, which now incorporates to $69 million of convertible notes and at year-end we remain net debt free. With that let’s open the call up to questions.

Larry Edwards, Global Power Equipment Group Inc. - Chairman and CEO

Heather, we’re ready to begin the question and answer session.

Questions and Answers

Operator

Thank you sir.

[Operator Instructions].

Our first question comes from Sanjay Shrestha from First Albany. Please go ahead sir.

Hi, guys this is actually Steve for Sanjay. How are you doing?

Larry Edwards, Global Power Equipment Group Inc. - Chairman and CEO

Hi, Steve. Good morning.

Because you have been tracking some 3 big projects out there and obviously with the solid bookings number some of those that hit. Could you give us a little insight into some of the big projects were still attracting outside of the one in Canada and California that you guys mentioned? And what is the status of those and some of the color onto to the geographic spread between them?

Larry Edwards, Global Power Equipment Group Inc. - Chairman and CEO

This is Larry. Basically I just speak to the kind of geography if you will. I can’t be very specific because of the competitive reasons you know.

Unidentified Speaker

Sure.

Larry Edwards, Global Power Equipment Group Inc. - Chairman and CEO

But there are a number of projects that we’re tracking in China, which probably comes as no surprise to you. And then we mentioned several products in Southeast Asia specifically Indonesia. That were also and in fact I will be leaving in about 10 days to discuss those further. So, those are 2 areas. And generally we’re seeing a pickup in activity in the Middle East and Europe, as you can tell by our bookings in Europe. So, those are the areas that we — we have large projects that we’re working on currently.

Unidentified Speaker

Great. Thanks. And on the SG&A level, just to kind of switch topic surely quick I understand how important cost control is you know specially considering the steel price dynamics. Can you give us some color into the SG&A levels of ‘05 over ‘04, axing our any one time charges?

Jim Wilson, Global Power Equipment Group Inc. - CFO

Well, we would be expecting in ‘05 is a level between 35 and 36 million. That is - that’s what’s been our plan right now. But as Al said, we are looking at all aspects of that in order to get cost control possible.

Unidentified Speaker

That also excludes the Williams’ portion that will start after April.

Larry Edwards, Global Power Equipment Group Inc. - Chairman and CEO

Sure.

Jim Wilson, Global Power Equipment Group Inc. - CFO

That’s also based in that.

Unidentified Speaker

Great, great. Okay. Thank you very much guys.

Operator

Thank you. Our next question comes from Marty Malloy from Hibernia Southcoast. Please go ahead.

Marty Malloy, Hibernia Southcoast - Analyst

Congratulations on a nice backlog build.

Larry Edwards, Global Power Equipment Group Inc. - Chairman and CEO

Thanks Marty.

Marty Malloy, Hibernia Southcoast - Analyst

Could you give us a gross profit breakdown between heat recovery equipment auxiliary power equipment? What’s the gross profit for each of the segments was?

Jim Wilson, Global Power Equipment Group Inc. - CFO

We have — we do not provide that. That will be in our 10-K as we file that next week, Marty in fact its not going to be on the gross profit level. We don’t report that detail in our segment information, but we will have it all the way down to a contribution of earnings. So, you can actually back calculate that. And for competitive reasons, we choose not to provide that level of detail, as our customers would even want to be just up even more in some of our products.

Marty Malloy, Hibernia Southcoast - Analyst

Okay.

Jim Wilson, Global Power Equipment Group Inc. - CFO

But suffice it to say that the gross margin is more heavily weighted to our heat recovery segment, which has historically lower margins than our auxiliary power.

Marty Malloy, Hibernia Southcoast - Analyst

Okay. And can you talk about what’s going on in the specialty boiler segment? Any trends that you are seeing there?

Larry Edwards, Global Power Equipment Group Inc. - Chairman and CEO

Marty, this is Larry. I mean we continue to have strength there. We’re doing an excellent job. I think you’ve heard us say before but that marketplace, we have less competition and really from a market share standpoint, we are in very good shape. I think we reported in the past there is lot of these hydrogen projects, part of the Clean Air Act that have been going on, and they continue to go on. So, we’re happy about what we’re seeing on the specialty side. We’re really doing a very good job both here and abroad. Even LNG projects are starting to prop up on our inquiry. So, we’re doing very well there and we are planning to grow the business as much as we possibly can.

Marty Malloy, Hibernia Southcoast - Analyst

Can you talk a little bit more about how your products to use in the LNG facilities?

Larry Edwards, Global Power Equipment Group Inc. - Chairman and CEO

Well, at heat recovery. You know their LNG facilities most; most of the LNG facilities have both gas turbines, heat recovery and then processes recovery. So, heat recovery boilers you both specialty and HRSG products are used in LNG processing facilities.

Marty Malloy, Hibernia Southcoast - Analyst

Thank you.

Operator

[Operator Instructions].

There are no further questions at this time. Please go ahead.

Bob Zwerneman, Global Power Equipment Group Inc. - Director of Investor Relations

Well, as always, we appreciate everybody taking the opportunity to listen on our call today. If you have any follow-up questions for any of us, please feel free to call either Larry, Al, Jim or myself. And again, we did post the statements concerning the Regulation G and some of the information that we provided this morning in our risk factors as part of our earnings press release, which is part also part of our 2003 10-K filing in terms of disclosure risk and with that, thank you for listening this morning. Good-bye.

Operator

Ladies and gentlemen this does conclude the conference for today. If you wish to access a replay of this call you may do so by dialing 1-800-675-9924 or 303-750-0857. The recording ID for this conference is 1000-124. Again, thank you all for participating and all parties may now disconnect.